Exhibit (a)(5)(ii)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

NCH CORPORATION

at

$52.50 Net Per Share

by

RANGER MERGER CORPORATION

a wholly owned subsidiary of

RANGER HOLDING LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

TIME, ON MONDAY, FEBRUARY 4, 2002, UNLESS THE OFFER IS EXTENDED.

January 7, 2002

To Our Clients:

      Enclosed for your consideration is an Offer to Purchase, dated January 7, 2002 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) relating to the third party tender offer by Ranger Merger Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Ranger Holding LLC, a Delaware limited liability company (“Holding”), to purchase all of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of NCH Corporation (the “Company”) at a price of $52.50 per Share (the “Share Offer Price”), net to the seller in cash, less any required withholding of taxes and without the payment of any interest, upon the terms and subject to the conditions set forth in the Offer.

      We are the holder of record of Shares held by us for your account. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, in accordance with the terms and subject to the conditions set forth in the Offer.

      Your attention is directed to the following:

      1. The Offer Price is $52.50 per Share, net to the seller in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.

      2. The Offer is being made for all outstanding Shares not already beneficially owned by Purchaser and its affiliates.

      3. The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of December 24, 2001, among Holding, the Company and Purchaser (the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser. The Merger Agreement further provides that Purchaser will be merged with and into the Company (the “Merger”) following the completion of the Offer and promptly after satisfaction or waiver of certain conditions. The Company will continue as the surviving corporation after the Merger and will be a wholly owned subsidiary of Holding. As a result, each Share issued and outstanding immediately prior to the Merger (other than (i) Shares held by Purchaser or its Affiliates, (ii) Shares held by the Company and (iii) dissenters’ Shares) will be converted into the right to receive the Offer Price.

      4. The Board of Directors of the Company, after receiving the recommendation of a special committee of independent directors (which received a written opinion of an investment banking firm), has by unanimous decision of those directors voting (i) determined that the Offer Price is fair and the transactions contemplated by the Merger Agreement are in the best interests of the Company and its stockholders (other than Purchaser and its affiliates), (ii) approved and declared advisable the Merger Agreement and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their shares pursuant to the Offer and approve and adopt the Merger Agreement (if required by applicable law).

      5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, February 4, 2002, unless the Offer is extended.

      6. Tendering stockholders will not be obligated to pay any commissions or fees to any broker, dealer or other person or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the transfer and sale of Shares to Purchaser or to its order pursuant to the Offer.

      7. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in TERMS OF THE OFFER of the Offer to Purchase) that number of Shares which, when taken together with Shares beneficially owned by Purchaser or its affiliates, represents at least 90% of the outstanding Shares on a fully diluted basis on the date Shares are accepted for payment (unless this condition is waived to no less than 80% as set forth in CONDITIONS TO THE OFFER of the Offer to Purchase). The Offer is also subject to the other conditions set forth in the Offer to Purchase.

      Except as disclosed in the Offer to Purchase, Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all your Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK

of

NCH CORPORATION

at

$52.50 Net Per Share

by

RANGER MERGER CORPORATION

a wholly owned subsidiary of
RANGER HOLDING LLC

      The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated January 7, 2002, and the related Letter of Transmittal, in connection with the offer by Ranger Merger Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Ranger Holding LLC, a Delaware limited liability company, to purchase all of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of NCH Corporation (the “Company”) at $52.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

      This will instruct you to tender to Purchaser the number of Common Shares indicated below (or, if no number is indicated below, all Common Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares
to be Tendered:	Shares*

SIGN BELOW

Signature(s)

Please Print Name(s)

Address

Account Number

Area Code and Telephone Number

Taxpayer Identification Number(s) or
Social Security Number(s)

Dated: ______________________________________,

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.